Exhibit 10.14

SEABOARD CORPORATION

401(K) EXCESS PLAN

ARTICLE I

ESTABLISHMENT OF PLAN

Seaboard Corporation hereby establishes the Seaboard Corporation Excess Plan (the “Plan”), on this 13th day of December, 2022, effective for the Year beginning January 1, 2022.

ARTICLE II

DEFINITIONS

The following definitions shall apply for purposes of this Plan:

“Code” means the Internal Revenue Code of 1986 as from time to time amended.

“Company” means Seaboard Corporation, a Delaware corporation.

“Eligible Employee” means, with respect to any Year, an employee of the Company or of a Subsidiary who has completed one year of service as defined for purposes of eligibility for a matching contribution under the 401(k) Plan, and who has received compensation for such Year that is not included as compensation under the 401(k) Plan solely on account of the limitation on the amount of compensation that can be taken into account under the 401(k) Plan for such Year under Section 40I(a)(17) of the Code.

“401(k) Plan” means the Retirement Savings Plan for Seaboard Corporation, as amended from time to time.

“Match Percentage” means the matching contribution percentage being made by the Company pursuant to Questions 12.c. and 28 of the 401(k) Plan, as of the date the Supplemental Amount is being paid.

“Plan” means this Seaboard Corporation 401(k) Excess Plan, as set forth herein and as amended from time to time.

“Subsidiary” means any wholly-owned United States subsidiary of the Company other than Seaboard Marine Ltd.

“Supplemental Amount” means an amount expressed in terms of dollars equal to the Match  Percentage of the amount, if any, of the Eligible Employee’s compensation received for the Year that is not included as compensation under the 401(k) Plan solely on account of the limitation on the amount of compensation that can be taken into account under the 401(k) Plan for such Year under Section 401(a)(17) of the Code (but only to the extent such excess compensation amount is paid to the Eligible Employee after becoming an Eligible Employee hereunder).

“Year” means a 12-month period beginning each January 1 and ending each succeeding December 31.

ARTICLE III

BENEFIT

Except as otherwise provided herein, the Company will pay in cash to each Eligible Employee with respect to each Year an amount equal to the Supplemental Amount.  The Supplemental Amount will not be paid to any person who does not continue to be employed by the Company or a Subsidiary as of the last day of the Year.

ARTICLE IV

ADMINISTRATION

This Plan shall be interpreted, construed and administered by the Company in its sole and absolute discretion, and all decisions and determinations of the Company hereunder shall be binding upon all Eligible Employees and their successors and assigns.

ARTICLE V

NO EMPLOYMENT RIGHTS

The adoption of this Plan does not give any person any right to be retained in the employ of the Company, and no rights granted under the Plan shall be construed as creating a contract of employment. The right and power of the Company to dismiss or discharge any person is expressly reserved.

ARTICLE VI

AMENDMENT AND TERMINATION

The Company can amend or terminate the Plan at any time in its sole discretion.

ARTICLE VII

GOVERNING LAW

The provisions of this Plan shall be governed, construed, enforced and administered in accordance with the laws of the State of Kansas.

ARTICLE VIII

HEADINGS

The headings have been inserted for convenience only and shall not affect the meaning or interpretation of the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer.

SEABOARD CORPORATION

By:	/s/ Robert L. Steer
Robert L. Steer
President

Attest:	/s/ David M. Becker
Title:	Secretary